Ethics Office MyCompliance.fmr.com
Rules for
Employee Investing
CODE OF ETHICS FOR PERSONAL INVESTING
Fund Access Version
2017

The Rules for Employee
Investing are fairly comprehensive. They cover most of the personal investing situations a Fidelity employee is likely to experience. Yet it’s always possible you will encounter a situation that isn’t fully addressed by the rules. If that happens, you need to know what to do. The easiest way to make sure you are making the right decision is to follow these three principles:
1. Know the policy.
If you think your situation isn’t covered, check again. It never hurts to take a second look at the rules.
2. Seek guidance.
Asking questions is always appropriate. Talk with your manager or the Ethics Office if you’re not sure about the policy requirements or how they apply to your situation.
Additionally, resources are available at MyCompliance to assist you with your questions.
3. Use sound judgment.
Analyze the situation and weigh the options. Think about how your decision would look to an outsider. Understanding and following the Rules for Employee Investing is one of the most important ways we can ensure our customers’ interests always come first.
Rules for Employee Investing
These Rules for Employee Investing contain the Code of Ethics for Personal Investing.
The Fund Access Version of the Code of Ethics for Personal Investing contains rules about owning and trading securities for personal benefit. This version applies to officers, directors, and employees of Fidelity companies that are involved in the management and operations of Fidelity’s funds, or have access to non-public information about the funds, including investment advisors to the funds, the principal underwriter of the funds, and anyone designated by the Ethics Office. Keep in mind that if you change jobs within Fidelity, a different version of the Code of Ethics may apply to you.

1	| Code of Ethics for Personal Investing 4

Rules for All Employees Subject to
This Code of Ethics
What’s Required
Acknowledging that you understand the rules Complying with securities laws Reporting violations to the Ethics Office Disclosing securities accounts and holdings in covered securities Moving covered accounts to Fidelity Moving holdings in Fidelity funds to Fidelity Disclosing transactions of covered securities Disclosing gifts and transfers of ownership of covered securities Getting approval before engaging in private securities transactions Clearing trades in advance (pre-clearance) Surrendering 60-day gains (60-Day Rule)
What’s Prohibited
Trading restricted securities Selling short Participating in an IPO Participating in an investment club Investing in a hedge fund Excessive trading Buying securities of certain broker-dealers Trading after a research note Profiting from knowledge of fund transactions Influencing a fund to benefit yourself or others Attempting to defraud a client or fund Using a derivative to get around a rule
Key Concepts

4	Additional Rules for Traders, 12 Research Analysts, and Portfolio Managers

All rules listed above plus the rules in this section
What’s Required
Notification of your ownership of covered securities in a research note Disclosing trading opportunities to the funds before personally trading
What’s Prohibited
Trading within seven days of a fund you manage
CONTACT INFORMATION
Ethics Office Pre-Clearance
Phone Web
(001) 617-563-5566 Internal (001) 800-580-8780 preclear.fmr.com
Fax External
(001) 617-385-0939 preclear.fidelity.com

Email Phone ethics.office@fmr.com (001) 617-563-6109 (001) 800-771-2707

Mail zone To call the phone numbers WG3D from outside the United Web States or Canada, dial MyCompliance.fmr.com “001” before the number.
CODE OF ETHICS — FUND ACCESS VERSION 2

OTHER POLICIES YOU SHOULD BE AWARE OF
There are other policies that you need to be familiar with, including:
Professional Conduct Policies, Global Policy on Personal Conflicts of Interests, and other Fidelity-wide policies (available at Policy.fmr.com)
Equal Employment Opportunity, Prohibiting Discrimination & Harassment Corporate Policy (available at Policy.fmr.com)
Electronic Communications, Social Media & Systems Usage Policy (available at Policy.fmr.com)
Information security practices (available at InfoSecurity.fmr.com and pcs.fmr.com)
Anti–Money Laundering Policies and Procedures (available at MyCompliance.fmr.com)
Corporate Policy on Business Entertainment and Workplace Gifts (available at MyCompliance.fmr.com)
Corporate Policy on Outside Activities (available at MyCompliance.fmr.com) Global Anti-Corruption Policy and applicable Supplements to the Global Anti-Corruption Policy (available at MyCompliance.fmr.com)
CODE OF ETHICS — FUND ACCESS VERSION 3

1 Code of Ethics for Personal Investing
Fund Access Version
Following the rules — in letter and in spirit
This Fund Access Version of the Code of Ethics contains rules about owning and trading securities for personal benefit. Certain rules, which are noted, apply both to you and to anyone else who is a covered person (see Key Concepts on page 14).
You have a fiduciary duty to never place your personal interests ahead of the interests of Fidelity’s clients, including shareholders of the Fidelity funds. This means never taking unfair advantage of your relationship to the funds or Fidelity in attempting to benefit yourself or another party. It also means avoiding any actual or potential conflicts of interest with the funds or Fidelity when managing your personal investments.
Because no set of rules can anticipate every possible situation, it is essential that you follow these rules not just in letter, but in spirit as well. Any activity that compromises Fidelity’s integrity, even if it does not expressly violate a rule, has the potential to harm Fidelity’s reputation and may result in scrutiny or further action from the Ethics Office.
WHAT’S REQUIRED
Acknowledging that you understand the rules
When you begin working for Fidelity, and again each year, you are required to: acknowledge that you understand and will comply with all rules that apply to you
RULES ACKNOWLEDGMENT
Respond to the email that you receive from the Ethics Office to acknowledge your understanding of the rules.
authorize Fidelity to have access to all your covered accounts (see Key Concepts on page 14) and to obtain and review account and transaction data (including duplicate copies of non-Fidelity account statements) for compliance or employment- related purposes acknowledge that you will comply with any new or existing rules that become applicable to you in the future
To Do
Promptly respond to the email you receive from the Ethics Office each year requiring you to acknowledge the Code of Ethics. New employees need to respond within 10 days of hire.
CODE OF ETHICS — FUND ACCESS VERSION 4

Complying with securities laws
In addition to complying with these rules and other company-wide policies, you need to comply with U.S. securities laws and any other securities laws to which you are subject.
Reporting violations to the Ethics Office
If you become aware that you or someone else has violated any of these rules, you need to promptly report the violation.
To Do
Call the Ethics Office Service Line at (001) 617-563-5566 or (001) 800-580-8780. Call the Chairman’s Line at (001) 800-242-4762 if you would prefer to speak on a non-recorded line.
Disclosing securities accounts and holdings in covered securities
You must disclose all securities accounts — those that hold covered securities (see Key Concepts on page 14) and those that do not. You must also disclose all covered securities held in your covered accounts and those not held in an account. This rule covers not only securities accounts and holdings under your own name or control, but also those under the name or control (including trading discretion or investment control) of your covered persons (see Key Concepts on page 14). It includes securities accounts held at Fidelity as well as those held at other financial institutions. Information regarding these holdings must not be more than 45 days old when you submit it.
ACCOUNTS AND HOLDINGS DISCLOSURE
Use the online form to disclose all new covered accounts and holdings in covered securities in covered accounts that become associated with you.
MyCompliance.fmr.com
To Do
Employees newly subject to this rule
. Within 10 days of hire or of being notified by the Ethics Office that this version of the Code of Ethics applies to you, submit an Accounts and Holdings Disclosure (available at MyCompliance.fmr.com) showing all your securities accounts and holdings in covered securities not held in an account. Submit the most recent statement for each securities account listed to the Ethics Office if not held at Fidelity. If you do not have any securities accounts or applicable holdings, check the appropriate box in the online form confirming that you have nothing to disclose.
Current employees
Each year, you will receive an Annual Accounts and Holdings Disclosure. You will be required to confirm that all information previously disclosed is accurate and complete.
As soon as any new securities account is opened, or a preexisting securities account becomes associated with you (such as through marriage or inheritance), complete an Accounts and Holdings Disclosure (available at MyCompliance.fmr.com) with the new information and submit it promptly to the Ethics Office.
On your next Quarterly Trade Verification, confirm that the list of disclosed securities accounts in the appropriate section of the report is accurate and complete.
CODE OF ETHICS — FUND ACCESS VERSION 5

Automatic investment plan
A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) covered accounts according to a set schedule and allocation.
Moving covered accounts to Fidelity
You and your covered persons need to maintain all covered accounts (see Key Concepts on page 14) at Fidelity Brokerage Services LLC (FBS).
Exceptions

With prior written approval from the Ethics Office, you and your covered persons can maintain a covered account at a broker-dealer other than FBS if any of the exceptions below apply. Note that approval must be obtained prior to opening any new covered account outside FBS: it contains only securities that cannot be transferred it exists solely for investment products or investment services that FBS does not provide — Note: Approval will not be granted for requests based on ancillary account features or promotional offers it exists solely because your covered person’s employer also prohibits external covered accounts it is a discretionary managed account (see Key Concepts on page 14) it is associated with an ESOP (employee stock option plan) in which a covered person is a participant through his or her current employer, or was from a previous employer, and for which the employee has options that have not yet vested it is associated with an ESPP (employee stock purchase plan) in which a covered person is a participant through his or her current employer it is required by a direct purchase plan, a dividend reinvestment plan, or an automatic investment plan with a public company (collectively, “automatic investment plans”) in which regularly scheduled purchases are made or planned on a monthly basis it is required by a trust agreement it is associated with an estate of which you or any of your covered persons are the executor and involvement with the account is temporary transferring the account would be inconsistent with other applicable rules

To Do
Transfer assets to an FBS account.
Close all external covered accounts except for those that you have received written permission to maintain. Note that you must disclose all covered accounts which were still open as of your date of hire, even if those accounts are in the process of being closed or transferred to an FBS account.
For permission to maintain an external covered account, submit a completed Exception Request Form (available at MyCompliance.fmr.com) to the Ethics Office. Follow the specific instructions for each type of account and provide a current statement for each account.
Comply with any Ethics Office request for duplicate reporting, such as account statements and transaction reports.
Moving holdings in Fidelity funds to Fidelity
You and your covered persons need to maintain holdings in shares of Fidelity funds in a Fidelity account.
Exceptions — No Approval Required

You and your covered persons can continue to maintain a preexisting interest in either of the following: – a Fidelity money market fund – a variable annuity or life insurance product whose underlying assets are held in Fidelity-advised funds

Exceptions — Approval Required

With prior written approval from the Ethics Office, you or your covered persons can maintain holdings in Fidelity funds in an account outside Fidelity if any of the following apply: the holdings are in a defined benefit or contribution plan, such as a 401(k), that is administered by a company at which a covered person is currently employed the holdings are in a retirement plan and transferring them would result in a tax penalty the holdings are in a discretionary managed account (see Key Concepts on page 14) maintaining the holdings in the external account is required by a trust agreement the holdings are associated with an estate of which you or any of your covered persons is the executor, and involvement with the account is temporary you can show that transferring the holdings would create a significant hardship

To Do
Transfer shares of Fidelity funds to a Fidelity account except for those that you have received written permission to maintain.
For permission to maintain shares of Fidelity funds in an account at another financial institution, submit a completed Exception Request Form (available at MyCompliance.fmr.com). Attach a current statement for each account you list on the form. Forward the form and statement(s) to the Ethics Office.
CODE OF ETHICS — FUND ACCESS VERSION 6

Disclosing transactions of covered securities
You need to disclose transactions of covered securities made by you and your covered persons. For accounts held at FBS that you have disclosed, the Ethics Office will receive transaction reports automatically. For approved covered accounts held outside FBS, comply with any Ethics Office requests for duplicate reporting. For any other transactions in covered securities (for example, if you or any of your covered persons purchases interests in a Fidelity-advised investment product in a non-brokerage account outside Fidelity), you need to disclose this transaction information to the Ethics Office.
Exception
You do not have to report transactions in a covered account if the transactions are being made through an approved discretionary managed account or under an automatic investment plan (see Key Concepts on page 14) and the details of the account or plan have been provided to the Ethics Office.
To Do
For transactions in covered securities not made through a covered account, submit a completed Securities Transaction Report (available at MyCompliance.fmr.com) to the Ethics Office within 30 days following the end of the quarter in which the transaction was completed. When requested each quarter, promptly confirm or update your transaction history in covered securities on the Quarterly Trade Verification. Provide the details of any automatic investment plan to the Ethics Office.
Disclosing gifts and transfers of ownership of covered securities
You need to notify the Ethics Office of any covered securities that you or your covered persons give, donate, or transfer to another party, or that you or your covered persons receive from another party. This includes, among other things, inheritances of covered securities and donations of covered securities to charities.
To Do
Complete a Securities Transaction Report (available at MyCompliance.fmr.com) within 30 days following the end of the quarter during which the gift or transfer was made.
When requested each quarter, promptly confirm or update your history of giving, donating, transferring, or receiving covered securities on the Quarterly Trade Verification.
Exception
You do not have to submit a Securities Transaction Report for any gifts, donations, or transfers of covered securities if being made to a Fidelity
Charitable Giving Account. The Ethics Office will arrange to get reporting from Fidelity Charitable and will update the Quarterly Trade Verification.
Getting approval before engaging in private securities transactions
You and your covered persons need prior written approval from the Ethics Office for each and every intended investment in a private placement or other private securities transaction in covered securities, including non-public limited entities (e.g., limited partnerships, LLCs, S Corporations, or other legal entities). This includes any add-on, any subsequent investment, or any investment whose terms materially differ from any previous approval you may have received.
To Do
Before engaging in any private securities transaction, fill out a Private Transaction Request Form (available at MyCompliance.fmr.com).
Get the necessary approval from your manager or other authority, as described on the request form. Submit the request to the Ethics Office and await approval.
Report the final transaction within 30 days following the end of the quarter in which it was completed using a Securities Transaction Report (available at MyCompliance.fmr.com).
When requested each quarter, promptly confirm or update your transaction history in private securities transactions on the Quarterly Trade Verification. Confirm your holdings on your Annual Accounts and Holdings Disclosure.
For private securities transactions offered by a Fidelity company, the Ethics Office will typically preapprove such investments for employees who are offered an opportunity to invest. In such cases, you will receive notification that the offering has been preapproved by the Ethics Office.
Prohibited transaction
You and your covered persons are prohibited from selling and/or offering your privately held shares into an IPO.
CODE OF ETHICS — FUND ACCESS VERSION 7

Delegating pre-clearance responsibilities
In very limited circumstances, you may, with the prior written approval of the Ethics Office, designate someone to obtain pre- clearance approvals for you. In such a case, the agent is responsible for obtaining the correct approvals, and you are responsible for maintaining reasonable supervision over that person’s activities related to pre-clearance.
HOW TO PRE-CLEAR A TRADE
To avoid errors, use these step-by-step instructions:
1. Access the Fidelity Global Pre-Clearance System:
Internal preclear.fmr.com
External preclear.fidelity.com If you are unable to access the Fidelity Global Pre-Clearance System, call the Pre-Clearance Line at (001) 617-563-6109 or (001) 800-771-2707. Note that pre-clearance for FMR Co. equity traders and their covered persons is not available until noon local market time or as designated by the Ethics Office.
2. Accurately enter the details of the trade you would like to make. Do not trade unless you receive approval. Note the pre-clearance reference number for your records.
3. Place your order. Be sure your order is for the same security and direction as your pre-clearance approval. Do not place a good-til-cancelled order.
4. Check the status of your order at the end of the market session.
5. Cancel any orders that have not been executed.
Clearing trades in advance (pre-clearance)
You and your covered persons must obtain pre- clearance approval before placing any orders to buy, sell, or tender a covered security (see “How to Pre-Clear a Trade” in the sidebar). The purpose of this rule is to reduce the possibility of conflicts between personal trades in covered securities and trades made by the funds. When you apply for pre-clearance, you are not just asking for approval, you are giving your word that you and your covered persons: do not have any inside information on the security you want to trade (see Global Policy on Inside
Information) are not using knowledge of actual or potential fund trades to benefit yourself or others believe the trade is available to the general investor on the same terms will provide any relevant information requested by the Ethics Office Generally, requests will not be approved if it is determined that your transaction may take advantage of trading by the funds or create an actual or perceived conflict of interest with fund trades.
Note: If a non-covered person has authority to trade on one of your covered account(s), the non-covered person is also expected to pre-clear trades for that covered account.
The rules of pre-clearance
It is important to understand the following rules before requesting pre-clearance for a trade: You have to request — and receive — pre-clearance approval during the market session in which you intend to trade and prior to placing the trade. Pre-clearance approval is only good during the market session for which you receive it. If you do not trade during the market session for which you were granted approval, it expires.
Place day orders only (orders that automatically expire at the end of the trading session). Good-til-cancelled orders (such as orders that stay open indefinitely until a security reaches a specified market price) are not permitted.
Check the status of all orders at the end of the market session and cancel any orders that have not been executed. If any covered person leaves an order open and it is executed the next day (or later), it will generate a violation that will be assigned to you.
Trade only during the regular market hours, or the after-hours trading session, of the exchange(s) where the security in question is traded.
Place requests for pre-clearance after the market has been open for a while, as pre-clearance is not available right at market opening. To find out when pre-clearance for a given market typically becomes available, contact the Ethics Office.
Unless an exception listed below applies or the Ethics Office has instructed you otherwise, these pre-clearance rules apply to all your covered accounts — including Fidelity accounts and any outside covered accounts that belong to you or any of your covered persons.
Exceptions
You do not need to pre-clear trades or transactions in certain covered securities. These include: shares of Fidelity funds exchange-traded funds (ETFs) options and futures that are based on an index
(e.g., S&P 100 and S&P 500) or that are based on one or more instruments that are not covered securities (e.g. commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities) securities being transferred as a gift or a donation automatic dividend reinvestments subscription rights currency warrants the regular exercise of an employee stock option (note that any resulting sale of the underlying stock at current market prices must be pre-cleared) With the prior written approval of the Ethics Office, there are a few situations where you may be permitted to trade without pre-clearing. These situations are: trades in a discretionary managed account (see Key Concepts on page 14) trades made through an automatic investment plan, the details of which have been disclosed to the Ethics Office in advance when you can show that a repeated rejection of your pre-clearance request is causing a significant hardship
To Do
Before placing any trade in a covered security, pre-clear it using the Fidelity Global Pre-Clearance System, available at preclear.fmr.com (internal) and preclear.fidelity.com (external).
Immediately cancel any good-til-cancelled orders in your covered accounts.
CODE OF ETHICS — FUND ACCESS VERSION 8

Option transactions under the 60-Day Rule
Option transactions can be matched either to a prior purchase of the underlying security or to prior option transactions in the opposite direction.
When matching an option transaction to prior purchases of the underlying security, opening an option position by selling a call or buying a put is treated as a sale and will be matched to any purchases of the underlying security made during the preceding 60 days.
When matching an option transaction to prior option transactions, a closing position is matched to any like opening positions taken during the preceding 60 days. When exercising an option, the initial purchase or sale of an option, not the exercise or assignment of the option, is matched to any opposite transactions made during the preceding 60 days. The sale of the underlying securities received from the exercise of an option will also be matched to any opposite transactions made during the period.
There is no exception to the 60-Day Rule for the selling of securities upon the automatic exercise of an option that is in the money at its expiration date. To avoid surrendering 60-day gains that would result from an automatic liquidation, you need to cancel the automatic liquidation before it happens.
Surrendering 60-day gains (60-Day Rule)
Any sale of covered securities in a covered account will be matched against any purchases of that security, or its equivalent, in the same account during the previous 60 days (starting with the earliest purchase in the
60-day period). Any gain resulting from any matched transactions must be surrendered. For specific information about how certain option transactions are treated under this rule, see the sidebar and the examples below.
In addition, the premium received from the opening of an option position in which the expiration of that contract will occur within the next 60 days must be surrendered (e.g., selling a call to open or selling a put to open that expires within 60 days).
Gains are calculated differently under this rule than they would be for tax purposes. Neither losses nor potential tax liabilities will be offset against the amount that must be surrendered under this rule.
Exceptions
This rule does not apply: to transactions in shares of Fidelity funds to transactions in options and futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P MidCap 400, S&P Europe 350, FTSE
100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225 to transactions in options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities)
to transactions made in a discretionary managed account (see Key Concepts on page 14) that has been approved by the Ethics Office to transactions under an automatic investment plan, and the details of the plan have been provided to the Ethics Office to tax-planning transactions, provided that there is a demonstration of how the proposed transaction relates to the covered person’s tax strategy; this exception is not automatic, is granted on a case-by-case basis, and requires advanced review and written approval of the Ethics Office when the rule would impose a substantial unforeseen personal financial hardship on the employee; this exception is not automatic, is granted on a case-by-case basis, and requires advanced review and written approval of the Ethics Office (note that an employee seeking relief must establish a bona fide financial hardship, such as unforeseen medical expenses, and should be prepared to demonstrate, among other things, that he or she possesses no other assets to meet the financial need)
To Do
Before trading a covered security in a covered account that might trigger the 60-Day Rule, make sure you understand how much may have to be surrendered. The calculation may be complicated, especially if options or multiple prior purchases are involved. If you have any questions about this provision, call the Ethics Office at (001) 617-563-5566 or (001) 800-580-8780.
To request permission for a tax-planning or hardship exception, you must contact the Ethics Office before trading. Allow at least two business days for your request to be considered. Approvals will be based on fund trading and other pre-clearance tests.
You are limited to a total of five exceptions per calendar year across all your covered accounts.
EXAMPLES
Additional examples are available 60 DAYS on MyCompliance in the 60-Day Rule Job Aid.
Example 1 The March 25 sale is matched to the February 2 purchase
JAN 20 FEB 2 MAR 1 MAR 25
(not the January 20 purchase, which Buy Buy Buy Sell was more than 60 days prior). 100 shares 200 shares 200 shares 100 shares Surrendered: $500 ($5 x 100 shares) at $16 each at $10 each at $17 each at $15 each
Example 2 The March 25 call option sale is matched to the February 2 purchase of the underlying security
(the call’s execution price and FEB 2 MAR 25
Buy 100 shares Sell call option to open expiration date are immaterial). at $10 each for 100 shares at $5;
Surrendered: $500 (the premium receive $500 premium for selling the option)
Example 3 The March 25 call option purchase is a closing transaction and is matched to the February 2 sale FEB 2 MAR 25 (since that opening transaction was Sell one call option Buy an identical call made within 60 days). Surrendered: to open at $5; option to close at $3; $200 (difference between premium receive $500 premium pay $300 premium received and premium paid)

Selling short
Selling a security that is on loan to you from a broker-dealer (rather than owned by you) at the time you sell it.
Option transactions
You are not permitted to use the same underlying shares of a security to cover two different option transactions (e.g., if you own 100 shares of a stock, you can sell 1 covered call or buy 1 protective put using those shares to cover your short position, but you cannot execute both option transactions using the same underlying shares).
WHAT’S PROHIBITED
Trading restricted securities
Neither you nor your covered persons may trade a security that Fidelity has restricted. If you have been notified not to trade a particular security, neither you nor your covered persons may trade that security until you are notified that the restriction has been removed.
Selling short
The short position in a particular covered security may not exceed the number of shares of that security held in the same account. This prohibition includes the following actions: selling securities short, buying puts to open, selling calls to open, as well as writing straddles, collars, and spreads.
Exceptions
Options and futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000,
S&P 100, S&P 500, S&P MidCap 400, S&P
Europe 350, FTSE 100, FTSE Mid 250, Hang
Seng 100, S&P/TSX 60, NSE S&P CNX Nifty
(Nifty 50), MSCI EM, and Nikkei 225
Options, futures, and ETFs based on one or more instruments that are not covered securities (e.g.,commodities, currencies, and U.S. Treasuries; see
Key Concepts on page 14 for an expanded list of non-covered securities)
Participating in an IPO
Neither you nor your covered persons are allowed to participate in an initial public offering (IPO) of securities where no public market in a similar security of the issuer previously existed. This rule applies to equity securities, corporate debt securities, and free stock offers through the Internet.
Exceptions
With prior written approval from the Ethics Office, you or your covered persons may participate if:
you or your covered persons have been offered shares because you already own equity in the company you or your covered persons have been offered shares because you are a policyholder or depositor of a mutual company that is reorganizing into a stock company you or your covered persons have been offered because of employment with the company you or your covered persons want to participate in an IPO of a closed-end fund
To Do
For written approval to participate in an IPO that may qualify as an exception, submit to the Ethics Office a completed IPO Exception Approval Form (available at My Compliance.fmr.com).
Do not participate in any IPO without prior written approval from the Ethics Office.
Participating in an investment club
Neither you nor your covered persons may participate in an investment club or similar entity.
Investing in a hedge fund
Neither you nor your covered persons may invest in a hedge fund, alternative investment, or similar investment product or vehicle.
Exceptions
Investment products or vehicles issued or advised by Fidelity.
A hedge fund, alternative investment, or similar investment product or vehicle that you or your covered persons bought before joining Fidelity.
The prior written approval of your manager and the Ethics Office is required to qualify for this exception. Note that even if your request is approved, neither you nor your covered persons can make any further investments in the product.
To Do
To request an exception, submit a completed Investment Fund Request Form (available at My Compliance.fmr.com) to the Ethics Office.
Excessive trading
Excessive trading in covered accounts is strongly discouraged. In general, anyone trading covered securities more than 60 times (other than Fidelity funds) in a quarter across all his or her covered accounts should expect additional scrutiny of his or her trades. Note that you and your covered persons also need to comply with the policies in any Fidelity fund prospectus concerning excessive trading. The Ethics Office monitors trading activity and may limit the number of trades allowed in your covered accounts during a given period.
Exception
Trades in a discretionary managed account (see Key Concepts on page 14) that has been approved by the Ethics Office.
Trades made through an automatic, regular investment program that has been disclosed to the Ethics Office in advance.
CODE OF ETHICS — FUND ACCESS VERSION 10

Buying securities of certain broker-dealers
Neither you nor your covered persons are allowed to buy the securities of a broker-dealer or its parent company if the Ethics Office has restricted those securities.
Trading after a research note
Neither you nor your covered persons are allowed to trade a covered security of an issuer until two full business days have elapsed (not including the day the note was published) since the publication of a research note on that issuer by any Fidelity entity.
Profiting from knowledge of fund transactions
You may not use your knowledge of transactions in funds or other accounts advised by any Fidelity entity to profit by the market effect of these transactions.
Influencing a fund to benefit yourself or others
The funds and accounts advised by Fidelity are required to act in the best interests of their shareholders and clients, respectively. Accordingly, you are prohibited from influencing any of these funds or accounts to act for the benefit of any party other than their shareholders or clients.
For example, you may not influence a fund to buy, sell, or refrain from trading a security that would affect that security’s price to advance your own interests or the interests of a party that has or seeks to have a business relationship with Fidelity.
Attempting to defraud a client or fund
Attempting to defraud a fund or an account advised by any Fidelity entity in any way is a violation of Fidelity’s rules and securities law.
Using a derivative to get around a rule
If something is prohibited by these rules, then it is also against these rules to effectively accomplish the same thing by using a derivative. This includes futures, options, and other types of derivatives.
HOW WE ENFORCE THE CODE OF ETHICS
The Ethics Office regularly • referral of the matter to exceptions to this Code of Appeals If you believe a reviews the forms and reports Human Resources Ethics and to decide how request of yours has been it receives. If these reviews the rules apply to any given incorrectly denied or that an • dismissal from turn up information that is situation for the purpose of action is not warranted, you employment incomplete, questionable, or protecting the funds and may appeal the decision. To potentially in violation of this • referral of the matter to being consistent with the make an appeal, you need Code of Ethics, the Ethics civil or criminal authorities general principles and objectives to provide the Ethics Office Office will investigate the • disclosure of the matter of this Code of Ethics. with a written explanation matter and may contact you. to a regulator as required of your reasons for appeal Exceptions In cases where by law or regulation within 30 days of when you If it is determined that you exceptions to this Code of were informed of the decision. or any of your covered Fidelity takes all Code of Ethics are noted and you Be sure to include any persons has violated this Ethics violations seriously, may qualify for them, you extenuating circumstances Code of Ethics, the Ethics and, at least once a year, need to get prior written or other factors not previously Office or another appropriate provides the funds’ trustees approval from the Ethics considered. During party may take action. with a summary of actions Office. The way to request the review process, you Among other things, subject taken in response to material any particular exception is may, at your own expense, to applicable law, potential violations of this Code discussed in the text of the engage an attorney to actions may include: of Ethics. You should be relevant rule. If you believe represent you. The Ethics aware that other securities that you have a situation that • an informational Office may arrange for laws and regulations not warrants an exception that memorandum senior management or other addressed by this Code of is not discussed in this Code • a written warning parties to be part of the Ethics may also apply to of Ethics, you may submit review process. The Ethics • a fine, a deduction from you, depending on your a written request to the Office will notify you in wages, disgorgement of role at Fidelity. Ethics Office. Your request writing about the outcome profit, or other payment will be considered by the The Chief Ethics Officer or of your appeal.
Ethics Office, and you will • a limitation or ban on designee retains the discretion be notified of the outcome. personal trading to interpret and grant
CODE OF ETHICS — FUND ACCESS VERSION 11

Additional Rules for Traders,
Research Analysts, and Portfolio Managers
Employees trading for the funds (traders), employees making investment recommendations for the funds (research analysts), and employees who manage a fund or a portion of a fund’s assets (portfolio managers)
WHAT’S REQUIRED
Notification of your ownership of covered securities in a research note
You must check the box on a research note you are publishing to indicate any ownership, either by you or your covered persons, of any covered security of an issuer (see Key Concepts on page 14) that is the subject of the research note.
Disclosing trading opportunities to the funds before personally trading
There are three aspects to this rule:
Disclosing information received from an issuer
Any time you receive, directly from an issuer, material information about that issuer (that is not considered inside information), you must check to see if that information has been disclosed to the funds in a research note. If not, you must communicate that information to the funds before you or any of your covered persons personally trade any securities of that issuer.
To Do
Confirm whether a Fidelity research note has been published with the relevant information. If not, publish a research note or provide the information to the relevant head of research. If you are a trader, disclose the information to the analyst covering the issuer.
If you think you may have received inside information, follow the rules in the Global Policy on
Inside Information.
Disclosing information about an issuer that is assigned to you If you are a research analyst, you must disclose in a research note material information you have about an issuer that is assigned to you before you or any of your covered persons personally trade a security of that issuer.
Exception
You or any of your covered persons may be permitted to trade the assigned security in a covered account without publishing a research note if you have obtained the prior approval of both the relevant head of research and the Ethics Office.
To Do
Publish a research note with the relevant information, and indicate any ownership interest in the issuer that you or your covered persons may have before personally trading a security you are assigned to cover.
Note: You will not be able to obtain pre-clearance approval for your personal trade until two full business days have elapsed (not including the day the note was published) following the publication of your research note.
To request an exception to this rule, first contact the relevant head of research and seek approval.
Then contact the Ethics Office for approval. Do not personally trade the security until you have received full approval.
Recommending trading opportunities In addition, you must recommend for the funds, and, if you are a portfolio manager, trade for the funds, a suitable security before personally trading that security.
CODE OF ETHICS — FUND ACCESS VERSION 12

WHAT’S PROHIBITED
Trading within seven days of a fund you manage
Neither you nor your covered persons are allowed to trade within seven calendar days (not including the day of the trade) before or after a trade is executed in any covered security of the same issuer (see Key Concepts on page 14) by any of the funds you manage.
Exceptions
When the rule would work to the disadvantage of a fund You must never let a personal trade prevent a fund you manage from subsequently trading a covered security of the same issuer, if not making the trade would disadvantage the fund. However, you need approval from the Ethics Office before making any trades under this exception. The Ethics Office will need to know, among other things, what new information arose since the date of the trade in your covered account.
When the conflicting fund trade results from standing orders A personal trade may precede a fund trade in a covered security of the same issuer when the fund’s trade was generated independently by the trading desk because of a standing instruction to trade proportionally across the fund’s holdings in response to fund cash flows.
When the conflicting fund trade is the result of a proportional slice A personal trade may precede a fund trade in a covered security of the same issuer when the fund’s trade was conducted as part of the execution of a proportional slice across the fund for cash management or re-balancing purposes.
When the covered account is independently managed
This exception applies only to discretionary managed accounts (See Key Concepts on page 14) that have received Ethics Office approval.
When the conflicting personal trade or fund trade is in options or futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P MidCap 400, S&P
Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225
When the conflicting personal trade or fund trade is in options, futures, or ETFs based on one or more instruments that are not covered securities
(e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities).
To Do
Before trading personally, consider whether there is any likelihood that you may be interested in trading a covered security of the same issuer in your assigned funds within seven calendar days following the day of the fund trade. If so, refrain from personally trading in a covered account.
If a fund you manage has recently traded a security, you must delay any covered account trades in any covered security of the same issuer for seven calendar days following the day of the most recent fund trade.
Contact the Ethics Office immediately to discuss any situation where these rules would work to the disadvantage of the funds.
Legal Information The Code of Ethics for Personal Investing constitutes the code of ethics required by Rule 17j-1 under the Investment Company Act of 1940 and by Rule 204A-1 under the Investment Advisers Act of 1940 for the Fidelity funds, investment advisers or principal underwriters, and any other entity designated by the Ethics Office.
CODE OF ETHICS — FUND ACCESS VERSION 13

KEY CONCEPTS
These definitions encompass broad categories, and the examples given are not all inclusive. If you have any questions regarding these definitions or application of these rules to a person, security, or account that is not addressed in this section, you can contact the Ethics Office for additional guidance.
Covered person

Fidelity is concerned not only that you observe the requirements of the Code of Ethics, but also that those in whose affairs you are actively involved observe the Code of Ethics. This means that the Code of Ethics can apply to persons owning assets over which you have control or influence or in which you have an opportunity to directly or indirectly profit or share in any profit derived from a securities transaction. This includes: • you • your spouse or domestic partner who shares your household • any other immediate family member who shares your household and (a) is under 18 or (b) is supported financially by you or who financially supports you • anyone else the Ethics Office has designated as a covered person This is not an exclusive list, and a covered person may include, for example, immediate family members who live with you but whom you do not financially support, or whom you financially support or who financially support you but who do not live with you. If you have any doubt as to whether a person would be considered a “covered person” under the Code of Ethics, contact the Ethics Office.

Immediate family member

Your spouse or domestic partner who shares your household, and anyone who is related to you in any of the following ways, whether by blood, adoption, or marriage: • children, stepchildren, and grandchildren • parents, stepparents, and grandparents • siblings • parents-, children-, and siblings-in-law

Covered account

The term “covered account” encompasses a fairly wide range of accounts. Important factors to consider are: • your actual or potential investment control over an account, including whether you have trading authority, power of attorney, or investment control over an account

US-USFUNDPUB-2017 1.925979.106

Specifically, a covered account is a brokerage account or any other type of account that holds, or is capable of holding, a covered security, and that belongs to, or is controlled by (including trading discretion or investment control), any of the following: • a covered person • any corporation or similar entity where a covered person is a controlling shareholder or participates in investment decisions by the entity • any trust of which you or any of your covered persons: – participates in making investment decisions for the trust – is a trustee of the trust – is a settlor who can independently revoke the trust and participate in making investment decisions for the trust

Exception

With prior written approval from the Ethics Office, a covered account may qualify for an exception from these rules where: • it is the account of a nonprofit organization and a covered person is a member of a board or committee responsible for the investments of the organization, provided that the covered person does not participate in investment decisions with respect to covered securities • it is an educational institution’s account that is used in connection with an investment course that is part of an MBA or other educational program, and a covered person participates in investment decisions with respect to the account

Fidelity fund
The terms “fund” and “Fidelity fund” mean any investment company or pool of assets that is advised or subadvised by any Fidelity entity.
Issuer
An entity, including its wholly owned bank branch, foreign office, or term note program that offers securities or other financial instruments to investors.
Discretionary Managed Account
A covered account may be eligible for certain exceptions, as specified in the Code of Ethics, with prior written approval of the Ethics Office validating that the covered account is managed by a third-party investment advisor who has discretionary trading authority over that covered account. To qualify for this exception, the third-party investment advisor must exercise all trading discretion over the covered account and will not accept any order to buy or sell specific securities from the employee or any other covered person. An approved discretionary managed account will still be subject to the Code of Ethics and all provisions in the Code of Ethics unless otherwise stated in a specific exception.
Covered security
This definition applies to all persons subject to this version of the Code of Ethics.

Covered securities include securities in which a covered person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities, and encompasses most types of securities, including, but not limited to: • shares of Fidelity mutual funds (except money market funds), including shares of Fidelity funds in a 529 plan • shares of another company’s mutual fund if it is advised by Fidelity (check the prospectus to see if this is the case) • interests in a variable annuity or life insurance product in which any of the underlying assets are held in funds advised by Fidelity, such as Fidelity VIP Funds (check the prospectus to see if this is the case) • interests in Fidelity’s deferred compensation plan reflecting hypothetical investments in Fidelity funds • interests in Fidelity’s deferred bonus plan (ECI) reflecting hypothetical investments in Fidelity funds • shares of stock (of both public and private companies) • ownership units in a private company or partnership • corporate and municipal bonds • bonds convertible into stock • options on securities (including options on stocks and stock indexes) • security futures (futures on covered securities)
shares of exchange-traded funds (ETFs) shares of closed-end funds

Exceptions

The following are not considered covered securities (please note that securities accounts holding non-covered securities still require disclosure): • shares of money market funds (including Fidelity money market funds) • shares of non-Fidelity open-end mutual funds (including shares of funds in non-Fidelity 529 plans) • shares, debentures, or other securities issued by FMR LLC to you as compensation or a benefit associated with your employment
U.S. Treasury securities obligations of U.S. government agencies with remaining maturities of one year or less money market instruments, such as certificates of deposit, banker’s acceptances, and commercial paper currencies commodities (such as agricultural products or metals), and options and futures on commodities that are traded on a commodities exchange

CODE OF ETHICS — FUND ACCESS VERSION 14

FIAM

Personal Trading Code of Ethics

I. Explanation of the Rule

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) provides like Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) with respect to mutual funds and their investment advisers and principal underwriters that registered investment advisers must adopt and enforce a code of ethics applicable to its supervised persons. The rule prohibits Access Persons from engaging in fraudulent, deceitful, or manipulative practices in connection with the purchase or sale of a security held or to be acquired by clients of the investment adviser. The rule also requires Access Persons to report their personal securities holdings and transactions, including transactions in mutual funds advised by the investment adviser or an affiliate. The rule is designed to foster the detection and prevention of Access Persons from engaging in the fraudulent activities proscribed by the rule and to prevent violations of the code of ethics.

Rule 204A-1 requires that FIAM establish, maintain and enforce a written code of ethics that, at a minimum, includes: (i) standards of business conduct, including fiduciary obligations, that FIAM requires of its supervised persons; (ii) provisions requiring supervised persons to comply with applicable federal securities laws; (iii) provisions requiring all Access Persons to report personal securities transactions and holdings periodically; (iv) provisions requiring supervised persons to report any violations of FIAM’s code of ethics; and (v) provisions requiring FIAM to provide each of its supervised persons with a copy of its code of ethics and any amendments, and requiring supervised persons to provide a written acknowledgment of their receipt of the code and any amendments.

FIAM has adopted the Fidelity Code of Ethics and follows policies and procedures designed to ensure compliance with the Rule 204A-1 and Rule 17j-1 requirements. Under the Fidelity Code of Ethics, FIAM has designated every employee as an Access Person.

Every FIAM employee is required to report any violation of the Fidelity Code of Ethics.

II. Formal Citation of the Rule

Section 17 and Rule 17j-1 of the Investment Company Act of 1940

Section 204A and Rule 204A-1 of the Investment Advisers Act of 1940

III. Responsible Compliance Officer

FIAM Compliance Officer

CPP Business Owner: Fidelity’s Ethics Office

IV. Means of Achieving Compliance

The Fund Access Version of the Code of Ethics for Personal Investing applies to officers, directors, and employees of FIAM companies that are involved in the management or operations of FIAM-advised accounts. Employees of FIAM located in non-US jurisdictions are covered under the Fund Access Version of the Code of Ethics for Personal Investing and a Supplement to the Code of Ethics applicable to that region or the Code of Ethics for Personal Investing for Canadian-Based Employees (collectively the “Code of Ethics”) to ensure compliance with applicable local law.

Access Persons are subject to substantive restrictions relating to their personal securities trading activities, including a general requirement to pre-clear proposed purchases or sales of covered securities.

New Hire Orientation

A high-level review of the requirements under the Code of Ethics and other corporate policies is conducted during new hire orientation meetings. New hire Investment Professionals are provided live Code of Ethics training within 60 days of hire.

Training and Ongoing Advice and Guidance

Education and training sessions are conducted periodically for investment professionals, such as portfolio managers, research analysts and traders. In addition, Asset Management Talent Development (AMTD) requires all FIAM employees to take online Code of Ethics training. Ad hoc sessions are conducted on an as-needed basis. Members of the Ethics Office provide ongoing support and guidance to employees and managers through the Ethics Office Service Hotline and the Ethics Office email box. The Ethics Office also provides online support. AMTD also requires that FIAM new hires complete Code of Ethics online training. This training is distributed on a monthly basis.

Distribution and Acknowledgment of the Code of Ethics

The Code of Ethics is distributed annually to existing employees and to new hires upon joining FIAM. Each employee must acknowledge receipt of the Code of Ethics electronically. Receipts are monitored and failure to acknowledge receiving the Code of Ethics results in escalation by the Ethics Office to the employee’s manager and the FIAM Compliance Officer.

Employee Compliance Framework

The Ethics Office has developed procedures designed to seek to ensure employee compliance with the Code of Ethics. With limited exceptions as described in the Code of Ethics, FIAM and Fidelity employees that are involved in the management or operations of FIAM-advised accounts are required to maintain their covered accounts through Fidelity Brokerage Services (“FBS”). Notices are generated by the Ethics Office to employees at various intervals to seek to ensure that accounts are transferred or closed. Transactions executed through an account with FBS are provided electronically to a trade monitoring system maintained by the Ethics Office. For employees with outside covered accounts, the Ethics Office arranges to receive duplicate trade confirmation and account statements.

Employees are responsible for reporting all other transactions in covered securities on a quarterly basis. Employees that are involved in the management or operations of FIAM-advised accounts must complete a Quarterly Trade Verification using an electronic verification and certification system, which requires employees subject to the Code of Ethics to review and report quarterly trade activity to seek to ensure that all trades are accurate and complete.

Classification and Notification of New Access Persons

The Ethics Office reviews a daily report of employee data to see that employees are classified properly under the Code of Ethics and sends information notices to these individuals.

V. Oversight Function

The following groups are responsible for the oversight of this program:

•	Ethics Office

VI. Methods of Conducting Oversight

Members of the Ethics Office have day-to-day responsibility for performing oversight activities. Additionally, any material issues arising under the Code of Ethics relating to employees that are involved in the management or operations of FIAM-advised accounts are escalated to the Business Unit or FIAM Compliance Officer.

The Ethics Office has developed procedures for monitoring transactions in accounts covered by the Code of Ethics in order to detect violations of the trading prohibitions and restrictions. Reviews are performed by members of the Ethics Office on a daily, weekly, monthly or quarterly basis. Reports are reviewed by the Ethics Office to detect defined violations. The Ethics Office issues notices and warnings and imposes sanctions for violations it detects and reports these actions to the Ethics Personal Trading Committee and the Business Unit or FIAM Compliance Officer. FIAM reports material violations and resulting actions to the applicable boards, along with other material issues related to the Code of Ethics.

Employee trades in restricted securities or trades by restricted employees are identified systemically and reviewed by the Ethics Office. Potential violations are researched and then escalated to the Ethics Office manager and a designated attorney. The Ethics Office imposes sanctions, and these sanctions are reported to the Ethics Personal Trading Committee.

The Ethics Office escalates material trading violations per the established guidelines to the Business Unit or FIAM Compliance Officer. The Ethics Office conducts an internal review of the material trading violations and the appropriate sanction is determined by the Ethics Personal Trading Committee and reported quarterly to Asset Management Compliance.

VII. Attachments

None